EXHIBIT 2.4

--------------------------------------------------------------------

                        AGREEMENT AND PLAN OF MERGER

                                by and among

                         ALAMOSA PCS HOLDINGS, INC.
                          (a Delaware corporation)


                                    and

                           TWENTY HOLDINGS, INC.
                          (a Delaware corporation)

                                    and

                           TEN ACQUISITION, INC.
                          (a Delaware corporation)



                          -----------------------

                       Dated as of December 13, 2000

                          -----------------------

    -------------------------------------------------------------------




                        AGREEMENT AND PLAN OF MERGER

            AGREEMENT AND PLAN OF MERGER, dated as of December 13, 2000 (the "Agreement"), by and among Alamosa PCS Holdings, Inc., a Delaware corporation ("Alamosa" or, with regard to the period upon and after the Effective Time (as hereinafter defined), the "Surviving Corporation"), Twenty Holdings, Inc., a Delaware corporation ("Holdco"), which is a direct wholly-owned subsidiary of Alamosa, and Ten Acquisition, Inc., a Delaware corporation ("Holdco Sub"), which is a direct wholly-owned subsidiary of Holdco and an indirect wholly-owned subsidiary of Alamosa (Alamosa and Holdco Sub, collectively, the "Constituent Corporations" and each, a "Constituent Corporation").

                            W I T N E S S E T H:

            WHEREAS, Alamosa is a corporation organized and existing under the General Corporation Law of the State of Delaware (the "DGCL") and is authorized to issue a total of 300,000,000 shares, consisting of: (i) 290,000,000 shares of common stock, par value $.01 per share ("Alamosa Common Stock"); and (ii) 10,000,000 shares of preferred stock, par value $.01 per share ("Alamosa Preferred Stock"), of which 300,000 shares have been designated Series A Junior Participating Preferred Stock, par value $.01 per share ("Alamosa Series A Preferred Stock");

            WHEREAS, Holdco Sub is a corporation organized and existing under the DGCL and is authorized to issue a total of 1000 shares, in a single class of common stock, $.01 par value per share ("Holdco Sub Common Stock"), of which, as of the date hereof, 100 shares are issued and outstanding (the "Outstanding Holdco Sub Common Shares");

            WHEREAS, as of the date hereof, Holdco holds of record all of the Outstanding Holdco Sub Common Shares and no shares of Holdco Sub Common Stock are issued but not outstanding;

            WHEREAS, Holdco is a corporation organized and existing under the DGCL and is authorized to issue a total of 1000 shares of common stock, par value $.01 per share ("Holdco Common Stock"), and at the Effective Time will be authorized to issue a total of 300,000,000 shares, consisting of:
(i) 290,000,000 shares of Holdco Common Stock; and (ii) 10,000,000 shares of preferred stock, par value $.01 per share ("Holdco Preferred Stock"), of which 300,000 shares will constitute, immediately after the Effective Time, a series of Holdco Preferred Stock identical to Alamosa Series A Preferred Stock, having the designation "Series A Junior Participating Preferred Stock" ("Holdco Series A Preferred Stock"). As of the date hereof, there are 100 shares issued and outstanding of Holdco Common Stock (the "Outstanding Holdco Common Shares");

            WHEREAS, as of the date hereof, Alamosa holds of record all of the Outstanding Holdco Common Shares and no shares of Holdco Common Stock are issued but not outstanding;

            WHEREAS, the respective Boards of Directors of Alamosa, Holdco Sub and Holdco have determined that it is advisable and in the best interests of each of Alamosa, Holdco Sub and Holdco and their respective stockholders that Holdco Sub be merged with and into Alamosa, with Alamosa continuing as the Surviving Corporation, in accordance with the terms and conditions of this Agreement (the "Merger"), and accordingly the Boards of Directors of each of Alamosa, Holdco Sub and Holdco have approved and authorized this Agreement and the transactions contemplated hereby, including the Merger; and

            WHEREAS, it is contemplated that the Merger will be effected in accordance with Section 251(g) of the DGCL, and that the Merger and the exchange of shares of capital stock of Alamosa for shares of capital stock of Holdco shall be a transaction described in Section 351(a) and/or Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that no income or gain will be recognized by Alamosa or Holdco or their respective stockholders as a result of the Merger.

            NOW, THEREFORE, in consideration of the premises, the mutual agreements, promises, covenants, representations, warranties, acknowledgments and other terms, conditions, and provisions set forth herein, and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties agree as follows:

                                 ARTICLE I
                                 THE MERGER

            1.  The Merger.

            1.1 The Merger; Filing and Effective Time. Subject to and in accordance with the terms and conditions of this Agreement and the DGCL, this Agreement and the certificates of the respective secretaries of Alamosa and Holdco Sub attached hereto as Exhibits A and B, duly executed, shall be filed with the Secretary of State of the State of Delaware (the "Delaware Secretary of State") by the Surviving Corporation at or as soon as practicable after the Closing (as defined below). The Merger shall become effective at the time when this Agreement is so filed with the Delaware Secretary of State (the "Effective Time").

            1.2 Closing. Subject to and in accordance with the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place as soon as practicable after satisfaction of the latest to occur of the conditions set forth in Article IV hereof (the "Closing Date"), at the office of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, NY 10036-6522, unless another date or place is agreed to in writing by the parties hereto.

            1.3 Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.

            1.4 Certificate of Incorporation of the Surviving Corporation. The Amended and Restated Certificate of Incorporation of Alamosa, as in effect immediately prior to the Effective Time (the "Alamosa Charter"), shall be the certificate of incorporation of the Surviving Corporation (the "Surviving Corporation Charter"), except that the following amendments thereto are to be effected by the Merger upon the Effective Time:

            A. The Surviving Corporation Charter shall be amended by deleting Article 1 thereof in its entirety and inserting in lieu thereof the following: "ARTICLE 1. Name. The name of the Corporation is Alamosa (Delaware), Inc. (hereinafter called, the
      "Corporation").";

            B. The Surviving Corporation Charter shall be amended by deleting Section 4(a) thereof in its entirety and inserting in lieu thereof the following: "(a) Stock Authorization. The aggregate number of shares of capital stock that the Corporation shall have the authority to issue is 10,000 shares, which shall consist of (i) 9,000 shares of Common Stock, par value $0.01 per share (the "COMMON STOCK") and (ii) 1,000 shares of Preferred Stock, $0.01 par value per share (the "PREFERRED STOCK")."; and

            C. The Surviving Corporation Charter shall be amended by adding and inserting, immediately following Article 13 thereof, a new
      Article 14 thereof, to read in its entirety as follows:

            Article 14. Vote by Stockholders of Alamosa PCS Holdings, Inc.:
            Any act or transaction by or involving the Corporation, other than the election or removal of directors, that requires for its adoption under the GCL or this Amended and Restated Certificate of Incorporation the approval of stockholders of the Corporation shall, pursuant to subsection (g) of Section 251 of the GCL, require, in addition, the approval of the stockholders of Alamosa PCS Holdings, Inc., a Delaware corporation, or any successor thereto by merger, by the same vote as if required by the GCL and/or this Amended and Restated Certificate of Incorporation.

            1.5 Bylaws of the Surviving Corporation. The Bylaws of Alamosa as in effect immediately prior to the Effective Time (the "Alamosa Bylaws") shall be and continue in full force and effect as the bylaws of the Surviving Corporation upon and after the Effective Time, unless and until duly amended, altered, changed, repealed, and/or supplemented in accordance with the DGCL (which power and right to amend, alter, change, repeal, and/or supplement, at any time and from time to time after the Effective Time, are hereby expressly reserved).

            1.6 Directors and Officers of the Surviving Corporation.

            A. The respective members constituting the whole Board of Directors of Alamosa (the "Alamosa Board") immediately prior to the Effective Time shall be and continue as the respective members constituting the whole Board of Directors of the Surviving Corporation upon and after the Effective Time, until such members' respective successors are duly elected and qualified or until such members' earlier death, resignation, disqualification or removal and unless and until the number of members of such Board of Directors shall be duly increased or decreased in accordance with the DGCL (which power and right to increase and decrease, at any time and from time to time after the Effective Time, are hereby expressly reserved).

            B. Each person serving as an officer of Alamosa immediately prior to the Effective Time shall be and continue as an officer of the Surviving Corporation, holding the same office or offices, upon and after the Effective Time, until such person's successor is chosen and qualified or until such person's earlier death, resignation, disqualification, or removal (which power and right to remove are hereby expressly reserved).

            1.7 Further Assurances. At any time and from time to time upon and after the Effective Time, as and when required or deemed desirable by the Surviving Corporation or its successors or assigns, there shall be executed, acknowledged, certified, sealed, delivered, filed, and/or recorded, in the name and on behalf of any and each Constituent Corporation, such deeds, contracts, consents, certificates, notices, and other documents and instruments, and there shall be done or taken or caused to be done or taken, in the name and on behalf of any and each Constituent Corporation, such further and other things and actions as shall be appropriate, necessary, or convenient to acknowledge, vest, effect, perfect, conform of record, or otherwise confirm the Surviving Corporation's (or its successors' or assigns') right, title, and interest in kind to, and possession of, all the property, interests, assets, rights, privileges, immunities, powers, franchises, and authority of each Constituent Corporation held immediately prior to the Effective Time, and otherwise to carry out and effect the intent and purposes of this Agreement and the Merger. The officers and directors of the Surviving Corporation (or its successors or assigns), and each of them, upon and after the Effective Time, are and shall be fully authorized, in the name and on behalf of each Constituent Corporation, to do and take and cause to be done and taken any and all such things and actions, and to execute, acknowledge, certify, seal, deliver, file, and/or record any and all such deeds, contracts, consents, certificates, notices, and other documents and instruments.

                                 ARTICLE II
                        EFFECT OF THE MERGER ON THE
               CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS

            2. Effect on Capital Stock. Upon and as of the Effective Time, by virtue of the Merger and without any action on the part of the holders of the respective shares:

            2.1 Conversion of Holdco Sub Shares. Each Outstanding Holdco Sub Common Share shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share (the "Surviving Corporation Common Stock"), of the Surviving Corporation, to be issued and deemed to have been issued by the Surviving Corporation automatically and immediately upon and as of the Effective Time; the capital of the Surviving Corporation in respect of each share of Surviving Corporation Common Stock to be an amount equal to the par value thereof as permitted under the DGCL and such Outstanding Holdco Sub Common Shares shall be canceled and cease to exist.

            2.2 Conversion of Alamosa Shares. Each share of Alamosa Common Stock issued and outstanding (the "Outstanding Alamosa Common Shares"), together with the related rights (the "Rights") distributed to holders of Outstanding Alamosa Common Shares pursuant to the Rights Agreement, dated as of January 31, 2000, between Alamosa and ChaseMellon Shareholder Services, L.L.C., as Rights Agent, shall be converted into the right to receive one validly issued, fully paid and nonassessable share of Holdco Common Stock; and the Outstanding Alamosa Common Shares, together with all Rights attached thereto, shall be canceled and cease to exist.

            2.3 Changes in Capital Structure. If, at any time after the date hereof and prior to the Effective Time, Alamosa shall authorize, issue or redeem capital securities, this Agreement shall be deemed amended to provide for such change and to provide for the issuance in the Merger of Holdco securities having substantially identical terms to such capital securities of Alamosa.

            2.4 Notification of Transfer Agent. Prior to the Closing Date, Holdco Sub and Alamosa shall notify their respective transfer agents of the conversions of shares of Alamosa stock and of shares of Holdco Sub stock and the cancellation of shares of Alamosa stock pursuant to Section 2.2 hereof.

            2.5 Stock Certificates. Upon and as of the Effective Time, by virtue of the Merger and without any action on the part of either of the Constituent Corporations or Holdco, the holders of the respective shares, or any other person:

            A. Holdco. The shares of Holdco Common Stock into which the Outstanding Alamosa Common Shares shall have been converted pursuant to Section 2.2 hereof shall be represented and evidenced by the same stock certificates that previously represented and evidenced such Outstanding Alamosa Common Shares; and

            B. Alamosa. Holdco, as the holder of the certificate (the "Holdco Sub Common Stock Certificate") that immediately prior to the Effective Time evidences the Outstanding Holdco Sub Common Shares may, at Holdco's option, surrender the same to the Surviving Corporation for cancellation, and Holdco shall be entitled to receive from the Surviving Corporation in exchange therefor a certificate representing and evidencing the shares of Surviving Corporation Common Stock into which Holdco's Outstanding Holdco Sub Common Shares shall have been converted. Until surrendered, the Holdco Sub Common Stock Certificate shall represent and evidence the shares of Surviving Corporation Common Stock into which the Outstanding Holdco Sub Common Shares theretofore represented and evidenced thereby shall have been converted pursuant to Section 2.1 hereof.

                                ARTICLE III
                           ADDITIONAL AGREEMENTS

            3.1 Directors and Officers of Holdco Upon the Effective Time. Holdco shall take such action as shall be necessary to provide for the following:

            A. Directors. As of the Effective Time: (i) the number of members constituting the whole Board of Directors of Holdco (the "Holdco Board") shall be equal to the number of members constituting the whole Alamosa Board immediately prior to the Effective Time; and (ii) the Holdco Board shall consist of all the persons serving as members of the Alamosa Board immediately prior to the Effective Time.

            B. Officers. As of the Effective Time, the officers of Holdco shall be the persons serving as officers of Alamosa immediately prior to the Effective Time.

            3.2 Holdco Certificate of Incorporation. As of the Effective Time, the certificate of incorporation of Holdco (the "Holdco Charter") shall contain provisions identical to the Alamosa Charter immediately prior to the Effective Time, which provisions shall, among other things, reflect the change of Holdco's name to "Alamosa PCS Holdings, Inc."

            3.3 Holdco Bylaws. As of the Effective Time, the bylaws of Holdco (the "Holdco Bylaws") shall contain provisions identical to the Alamosa Bylaws immediately prior to the Effective Time. To that end, prior to the Effective Time, to the extent necessary to give effect to the intent of the preceding sentence, Holdco shall take all requisite action to cause the Holdco Bylaws, as the same theretofore may have been amended, altered, changed and/or supplemented, to be duly amended and restated in accordance with the DGCL to contain provisions identical to the Alamosa Bylaws immediately prior to the Effective Time, and as so amended and restated such Holdco Bylaws shall be and remain the Holdco Bylaws upon and after the Effective Time, unless and until thereafter duly amended, altered, changed, repealed and/or supplemented in accordance with the DGCL (which power and right to amend, alter, change, repeal, and/or supplement, at any time and from time to time after the Effective Time, are hereby expressly reserved).

            3.4 No Alamosa Stockholder Meeting; Holdco Sub Stockholder Written Consent. The parties understand and acknowledge that it is contemplated that the Merger will be effected in accordance with Section 251(g) of the DGCL and that no vote of Alamosa's stockholders adopting, approving or authorizing this Agreement and the transactions contemplated hereby, including the Merger, will be required under the DGCL. Holdco, in its capacity as the sole stockholder of Holdco Sub, as promptly as practicable on or after the date hereof, shall execute and deliver to Holdco Sub a written consent in lieu of a stockholder meeting adopting, approving and authorizing this Agreement and the transactions contemplated hereby, including the Merger, in accordance with Section 228 of the DGCL.

            3.5 Employee and Director Alamosa Stock Options. Upon and as of the Effective Time, to the fullest extent permitted by applicable law, Holdco shall assume all of Alamosa's obligations, and Alamosa shall have no further obligations, with respect to any then-outstanding option (each, if any, an "Alamosa Option") to acquire shares of Alamosa Common Stock issued under any employee or non-employee director stock option plan, agreement or similar arrangement of Alamosa and the due exercise of rights under any such Alamosa Option shall entitle the holder thereof to acquire, upon the same terms and conditions that were applicable under the corresponding Alamosa Option, a number of shares of Holdco Common Stock identical to the class and number of shares of Alamosa Common Stock that were subject to such corresponding Alamosa Option (a "Holdco Option"). Alamosa and Holdco agree to take all corporate and other action as shall be necessary to effectuate the foregoing, and Alamosa shall use its best efforts to obtain, if required, prior to the Closing Date, such consent of each holder of an Alamosa Option as shall be necessary to effectuate the foregoing. Holdco shall take all corporate and other action necessary to reserve and make available for issuance upon the due exercise of rights under the Holdco Options a sufficient number of shares of Holdco Common Stock, and as soon as practicable following the Effective Time, shall provide to the record holders of the Holdco Options appropriate notice of such holder's rights thereunder.

            3.6 Outstanding Holdco Common Shares. Upon and as of the Effective Time, Alamosa shall surrender to Holdco the certificate representing the Outstanding Holdco Common Shares, and the Outstanding Holdco Common Shares shall be retired as permitted under the DGCL and resume the status of authorized and unissued shares of Holdco Common Stock.

            3.7 Other Agreements. At the Effective Time, Holdco shall assume any obligation of Alamosa to deliver or make available shares of Alamosa Common Stock under any instrument, agreement or employee benefit plan not referred to in this Section 3 to which Alamosa or any of its subsidiaries is a party. Any reference to Alamosa Common Stock under any such instrument, agreement or employee benefit plan shall be deemed to be a reference to Holdco Common Stock and one share of Holdco Common Stock shall be issuable in lieu of each share of Alamosa Common Stock required to be issued by any such instrument, agreement or employee benefit plan, subject to subsequent adjustment as provided in any such instrument, agreement or employee benefit plan.

            3.8 Holdco as Successor Registrant to Alamosa. (a) It is the intent of the parties hereto that Holdco, as of the Effective Time, be deemed a "successor issuer" for purposes of Rule 12g-3(a) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), so that Holdco Common Stock shall be deemed registered under Section 12 of the Exchange Act.

            (b) It is the intent of the parties hereto that Holdco, as of the Effective Time, be deemed a "successor issuer" for purposes of Rule 414 under the Securities Act of 1933, as amended (the "Securities Act"), so that Holdco need not file a new registration statement under the Securities Act for the offering of securities covered by Alamosa's currently effective registration statement on Form S-8 relating to the registrations of shares of Alamosa Common Stock that may be issued pursuant to the terms of Alamosa's 1999 Long Term Incentive Plan.

            3.9 Listing of Holdco Common Stock. Holdco shall use its reasonable efforts to cause the Holdco Common Stock to be issued and initially reserved for issuance pursuant to the transactions contemplated herein to be approved for quotation, upon official notice of issuance, by The Nasdaq Stock Market, Inc.

            3.10 Filings. At the Effective Time, the Surviving Corporation shall cause a certified copy of this Agreement to be executed and filed with the Delaware Secretary of State. At the Effective Time, to the extent necessary to effectuate the amendments to the Surviving Corporation Charter and the Holdco Charter contemplated by this Agreement, each of the Surviving Corporation and Holdco shall cause to be filed with the Delaware Secretary of State such certificates or documents required to give effect thereto.

                                 ARTICLE IV
                            CONDITIONS PRECEDENT

            4.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party under this Agreement shall be subject to the satisfaction at or prior to the Closing of the following conditions:

                  A. Stockholder Approval. This Agreement shall have been approved by the written consent of the holder of the Outstanding Holdco Sub Shares.

                  B. Legal Action. No judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any foreign, United States, state or local governmental entity or municipality or subdivision thereof or court, tribunal, commission, board, bureau, agency or legislative, executive, governmental or regulatory authority or agency ( a "Governmental Entity") of competent jurisdiction or other legal restraint or prohibition shall be in effect preventing the consummation of the Closing.

                  C. Statutes. No statute, rule or regulation shall have been enacted by any Governmental Entity that would make the consummation of the Merger illegal.

                  D. Alamosa Board Determination. The Alamosa Board shall not have altered or rescinded its determination that the Alamosa stockholders shall not recognize gain or loss for United States Federal income tax purposes as a result of the transactions contemplated hereby and that the Merger and the exchange of shares of capital stock of Alamosa for shares of capital stock of Holdco shall be deemed a transaction described in Section 351(a) and/or 368(a) of the Code.

            4.2 Conditions to the Obligations of Alamosa and Holdco Sub to Effect the Merger. The obligations of Alamosa and Holdco Sub to effect the Merger shall be subject to the satisfaction of the condition that immediately prior to the Effective Time, Holdco shall have fully performed its obligations under Article III hereof.

                                 ARTICLE V
                         TERMINATION AND AMENDMENT

            5.1 Amendment. At any time prior to the Effective Time, this Agreement may be supplemented, amended or modified by the mutual consent of the Boards of Directors of the parties hereto.

            5.2 Termination. This Agreement may be terminated and the Merger contemplated hereby abandoned at any time prior to the Effective Time by action of either the Alamosa Board, the Holdco Board or the Board of Directors of Holdco Sub, if such Board of Directors shall determine that for any reason the completion of the transactions provided for herein would be inadvisable or not in the best interest of such corporation and its stockholders. In the event of such termination and abandonment, this Agreement shall become void and neither Alamosa, Holdco, or Holdco Sub nor their respective stockholders, directors or officers shall have any liability with respect to such termination and abandonment.

                                 ARTICLE VI
                          MISCELLANEOUS PROVISIONS

            6.1 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law or public policy, all other terms, conditions, and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

            6.2 Entire Agreement. This Agreement, including the Exhibits attached hereto, constitutes the entire agreement among the parties regarding the subject matter hereof, and supercedes all prior agreements and undertakings, both written and oral, among the parties or of any of them regarding such subject matter.

            6.3 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

            6.4 Headings. The headings set forth herein are for convenience only and shall not be used in interpreting the text of the section in which they appear.

            6.5 Counterparts. This Agreement may be executed in one or more counterparts which together shall constitute a single agreement.

            6.6 Certificates of Secretaries. The certificates of the respective secretaries of Alamosa and Holdco Sub to be attached hereto are hereby incorporated by reference and shall be deemed on and part of this Agreement.

            IN WITNESS WHEREOF, Alamosa, Holdco and Holdco Sub, pursuant to the approval and authority duly given by resolutions adopted by their respective Boards of Directors, have caused this Agreement to be executed as of the date first above written by their respective officers thereunto duly authorized.


                              ALAMOSA PCS HOLDINGS, INC.


                              By: /s/  David E. Sharbutt
                                 -------------------------------------
                                 Name:  David E. Sharbutt
                                 Title: Chief Executive Officer


                              TWENTY HOLDINGS, INC.


                              By: /s/  David E. Sharbutt
                                 -------------------------------------
                                 Name:  David E. Sharbutt
                                 Title: President


                              TEN ACQUISITION, INC.


                              By: /s/  David E. Sharbutt
                                 -------------------------------------
                                 Name:  David E. Sharbutt
                                 Title: President





                                                             Exhibit A


         CERTIFICATE OF THE SECRETARY OF ALAMOSA PCS HOLDINGS, INC.


            The undersigned, as Secretary of Alamosa PCS Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies that the Agreement and Plan of Merger (the "Agreement") to which this Certificate is attached has been executed on behalf of the Corporation by the Chief Executive Officer. The Agreement has been adopted by the Board of Directors of the Corporation pursuant to
Section 251(g) of the Delaware General Corporation Law and the conditions specified in the first sentence of such subsection have been satisfied.

            IN WITNESS WHEREOF, the undersigned has executed this Certificate as of this ____ day of December, 2000.


                                    By:
                                       ----------------------------------
                                       Name:  Kendall W. Cowan
                                       Title: Secretary






                                                             Exhibit B


           CERTIFICATE OF THE SECRETARY OF TEN ACQUISITION, INC.


            The undersigned, as Secretary of Ten Acquisition Inc., a Delaware corporation (the "Corporation"), hereby certifies that the Agreement and Plan of Merger (the "Agreement") to which this Certificate is attached has been executed on behalf of the Corporation by the President. The Agreement was duly adopted by the Board of Directors of the Corporation in accordance with Section 251 of the Delaware General Corporation Law and by the written consent of the sole stockholder of the Corporation in accordance with Section 228 of the Delaware General Corporation Law.

            IN WITNESS WHEREOF, the undersigned has executed this Certificate as of this ___ day of December, 2000.


                                    By:
                                       ---------------------------------
                                       Name:  Kendall W. Cowan
                                       Title: Secretary